January 5, 2021

Board of Directors

QMIS TBS CAPITAL GROUP CORP.

37-12 Prince St., Suite 9C

Flushing, NY 11354

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to QMIS TBS Capital Group Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 of the Company (as amended, the “Registration Statement”), originally filed with the U.S. Securities and Exchange Commission (the “Commission”) on June 2, 2020, under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration of the public sale of up to 68,021,138 shares of Common Stock, $0.0001 par value per share, (the “Shares”) to be offered by the Company to the shareholders of QMIS Finance Securities, a Delaware corporation (“QMIS Finance”), pursuant to terms set forth in the Registration Statement.  The shareholders of QMIS Finance as of a record date to be determined in the future are referred to herein as the “Offerees.”

We have examined the Company’s Certificate of Incorporation, as amended to date, and the Company's Bylaws, and have examined and relied on the originals, or copies certified to our satisfaction, of such records of meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors and stockholders of the Company, all as provided to us by the Company, and such other documents and instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

In our examination of the foregoing documents, we have assumed (i) that the documents reviewed and relied upon in giving the opinion are true and correct copies of the original documents, and the signatures on such documents are genuine; (ii) that the representations of officers and employees are correct as to questions of fact; (iii) that the persons identified as officers are actually serving as such and that any certificates representing the securities will be properly executed by one or more such persons; (iv) that the persons executing the documents examined by counsel have the legal capacity to execute such documents; and (v) that the registration statement will have been declared effective pursuant to the Securities Act prior to the offering of the Shares by the Company to the Offerees.

We are opining herein as to the effect on the subject transaction only of the Delaware General Corporation Law, as amended, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other state, federal, or foreign laws, or as to any matters of municipal law or the laws of any local agencies within any state.

QMIS TBS CAPITAL GROUP CORP.

January 5, 2021

Based upon the foregoing, it is our opinion that the Shares of the Company’s common stock to be sold by the Company to the Offerees pursuant to the terms of the Registration Statement, when sold pursuant to the terms and according to the ratio set forth in the Registration Statement, will be legally issued, fully paid, and non-assessable.

It is our understanding that this opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act (“Item 601”), and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein.  We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601, and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

Kirton McConkie

/s/ Kirton McConkie, P.C.